UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2010

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2010, Steven L. Polacek accepted an offer to serve as the Company’s Chief Financial Officer. It is anticipated Mr. Polacek will commence employment on September 7, 2010.

Mr. Polacek, age 50, has served as Senior Vice President and Chief Financial Officer of Hutchinson Technology Incorporated since March 2010. Prior to joining Hutchinson Technology, Mr. Polacek served as Senior Vice President, Chief Administrative Officer and Chief Financial Officer at Opus Corporation, a position he held from 2005 to 2009. Mr. Polacek began his career with Arthur Andersen in 1982, was admitted as a partner in 1993 and was the managing partner of the Minneapolis office from 1995 to 2002. In 2002, he became a partner with Deloitte & Touche LLP, a position he held until 2005. Since 2007, Mr. Polacek has served on the board of directors for C. H. Robinson Worldwide, Inc., a publicly-traded global third party logistics provider.

The terms of Mr. Polacek’s employment were approved by the compensation committee of the Company’s board of directors. As specified in an offer letter to Mr. Polacek, he will receive the following compensation:

Initial annualized base salary: $400,000

Annual cash incentive: Mr. Polacek will participate in the Company’s annual management incentive plan. He will initially have a target bonus opportunity equal to 75% of his base salary, with the opportunity to achieve up to 150% of his base salary if the Company’s financial performance meets or exceeds the maximum award level goals, with a portion of the total opportunity generally based on achievement of personal objectives. Mr. Polacek’s incentive payment for our 2010 fiscal year will be pro-rated based on the date his employment commences.

Long Term Incentive: Mr. Polacek will be recommended to receive an award of restricted stock units (RSUs) with a value of $300,000 at the next regularly scheduled meeting of the Company’s compensation committee (scheduled for December 2, 2010). These RSUs will vest in three equal increments upon each anniversary of the date of grant. In addition, provided Mr. Polacek remains actively employed by the Company as of the date the Company awards equity compensation to other executive officers for fiscal year 2011, Mr. Polacek will be eligible to receive equity-based awards in the form of stock options, restricted stock or a combination thereof with a target value equal to 175% of his base pay, with the specific percentage approved by the Company’s compensation committee based on assessment of his performance. The exercise price of any stock options and the value of any restricted stock granted in connection with this equity grant will be the fair market value (as defined in the Company’s equity incentive plan) of the Company’s common stock as of the date of grant. The value of any stock option in connection with this equity grant will be based on the Black-Scholes value calculation method.

Severance Eligibility: Mr. Polacek will participate in and be eligible for severance and benefits under the terms of the Company’s senior executive severance plan, on the same terms applicable to other plan participants, including those for involuntary termination without Cause (as defined in the Company’s senior executive severance plan) and termination in connection with a Change in Control (as defined in the Company’s senior executive severance plan), as well as a requirement that he sign a release of claims to receive any severance. The senior executive severance plan is described in the Company’s proxy statement for its 2010 annual meeting of shareholders.

Confidentiality and Noncompetition: Effective August 23, 2010, Mr. Polacek has also executed the Company’s standard confidentiality, non-competition and inventions agreement. Among other things, this agreement restricts Mr. Polacek for a period of 12 months after his employment ends for any reason from performing services for any Competitor (as defined in the confidentiality, non-competition and inventions agreement) or from soliciting any employee or independent contractor to cease working for the Company.

The press release announcing Mr. Polacek’s employment, which is included as Exhibit 99.1 to this current report, is also incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release dated August 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: August 26, 2010	By	/S/ GREGORY W. THOM
Gregory W. Thom
Senior Vice President, General Counsel and Secretary